Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Record Second Quarter

Revenue and Earnings

•	Revenue of $192 million, a record second quarter
•	Diluted earnings per share increased 48% to $0.40
•	Cash from operations totaled $11.3 million for the quarter

TUCSON, ARIZONA —August 10, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced record second quarter revenue and earnings per share for the period ended June 30, 2009.

For the second quarter of 2009, the Company reported revenue of $191.8 million, an increase of 11% from $173.0 million for the comparable period in 2008. Revenue from Providence’s social services segment grew 12% to $87.7 million in the second quarter from the prior year period and revenue from its non-emergency transportation (NET) services segment grew 10% to $104.1 million in the second quarter from the prior year period. Operating income grew 38% to $14.0 million in the second quarter as compared to $10.1 million recorded in the year ago quarter. Net income increased 53% to $5.3 million, or $0.40 per diluted share, in the quarter ended June 30, 2009, a record for the Company’s second quarter. Included in the 2009 quarter was $447,000 in costs associated with its proxy contest. In the year ago quarter, net income was $3.4 million, or $0.27 per diluted share. Providence’s direct client census was approximately 56,000 at June 30, 2009, up from approximately 52,000 at June 30, 2008, and the Company had an estimated 6.7 million individuals eligible to receive services under its NET contracts at June 30, 2009. The Company had 625 direct contracts at June 30, 2009 up from 604 at June 30, 2008.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, decreased 13% to $54.4 million for the quarter ended June 30, 2009 from $62.8 million for the prior year period. The decrease in managed entity revenue from period to period was primarily attributable to the effect of the Company’s renegotiation of the terms of various contracts with managed entities and the Company’s September 2008 acquisition and consolidation of substantially all of the assets in Illinois and Indiana of Camelot Community Care, Inc., a managed entity. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census decreased to approximately 23,000 at June 30, 2009 as compared to approximately 26,000 at June 30, 2008 and contracts of managed entities decreased from 344 to 300 year over year.

For the first six months of 2009, revenue increased 9% to $378.5 million from $346.7 million for the year ago period. Revenue from Providence’s social services segment grew 11% to $172.9 million in the first six months of 2009 from the prior year period and revenue from its NET services segment grew 8% to $205.6 million in the first six months of 2009 from the prior year period. Operating income increased 38% to $29.0 million for

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5524 E. Fourth Street — Tucson, Arizona 85711 — Tel 520/747-6600 — Fax 520/747-6605 — www.provcorp.com

Providence Service Corporation

the first six months of 2009 compared to $21.1 million in the first six months of 2008. Net income was $11.1 million, or $0.84 per diluted share, for the six month period ended June 30, 2009 compared to net income of $7.1 million, or $0.56 per diluted share, for the six months ended June 30, 2008. Included in the first six months of 2009 was $1.0 million in costs associated with the Company’s proxy contest. Managed entity revenue was $107.8 million and $124.2 million in the first six months of 2009 and 2008, respectively.

“Aggressive cost control along with improved census related to an upturn in Medicaid enrollment has led to another solid quarter for the Company,” said Fletcher McCusker, Chairman and CEO. In the most recent contract cycle “Thus far, we have achieved 100% contract renewals and although we do not currently anticipate any benefit from healthcare reform in calendar 2009, the payer environment continues to stabilize. This has led to the year over year improvements in both our social services and NET segments and solid cash flow generation, including approximately $11.3 million in the second quarter alone. As our financial condition continues to strengthen, we plan to look at options to reduce debt and improve the Company’s capitalization.”

Guidance

While visibility in 2009 continues to improve, pending the completion of state budgets, the Company will refrain from providing additional guidance for 2009.

Conference Call

Providence will hold a conference call to discuss its results on Tuesday, August 11, 2009 at 11:00 a.m. EDT (9:00 a.m. MDT, 8:00 a.m. Arizona and PDT). Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 680-0865, or for international callers (617) 213-4853 and by using the passcode 33388849. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PTW8AV98A. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until August 18, 2009 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 90155340.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 78,000 clients through 925 contracts at June 30, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues:
Home and community based services	$74,501	$65,385	$147,192	$131,281
Foster care services	9,446	7,566	18,394	14,518
Management fees	3,736	5,425	7,328	10,668
Non-emergency transportation services	104,149	94,649	205,630	190,223

	191,832	173,025	378,544	346,690

Operating expenses:
Client service expense	69,482	62,172	136,356	123,656
Cost of non-emergency transportation services	95,223	87,459	185,044	173,706
General and administrative expense	10,056	10,100	21,947	21,766
Depreciation and amortization	3,097	3,166	6,181	6,486

Total operating expenses	177,858	162,897	349,528	325,614

Operating income	13,974	10,128	29,016	21,076

Other (income) expense:
Interest expense	5,398	4,709	10,712	9,995
Interest income	(62)	(241)	(178)	(599)

Income before income taxes	8,638	5,660	18,482	11,680

Provision for income taxes	3,388	2,222	7,355	4,538

Net income	$5,250	$3,438	$11,127	$7,142

Earnings per share:
Basic	$0.40	$0.27	$0.85	$0.57
Diluted	$0.40	$0.27	$0.84	$0.56

Weighted-average number of common shares outstanding:
Basic	13,120,345	12,519,527	13,117,697	12,484,331
Diluted	13,207,330	12,693,880	13,189,950	12,677,379

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$38,695	$29,364
Accounts receivable-billed, net of allowance of $4.2 million in 2009 and $3.4 million in 2008	79,350	72,617
Accounts receivable - unbilled	434	424
Management fee receivable	7,348	7,703
Other receivables	4,983	3,149
Notes receivable	125	468
Restricted cash	6,990	7,804
Prepaid expenses and other	16,054	15,378
Deferred tax assets	3,909	4,757

Total current assets	157,888	141,664
Property and equipment, net	11,657	11,983
Notes receivable, less current portion	—	132
Goodwill	113,231	112,770
Intangible assets, net	77,904	81,556
Restricted cash, less current portion	5,941	5,207
Other assets	11,788	12,351

Total assets	$378,409	$365,663

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	17,891	$14,265
Accounts payable	4,068	3,005
Accrued expenses	30,477	27,233
Accrued transportation costs	31,412	32,051
Deferred revenue	5,125	3,375
Current portion of interest rate swap	1,278	1,431
Reinsurance liability reserve	10,015	8,847

Total current liabilities	100,266	90,207
Long-term obligations, less current portion	212,725	223,494
Other long-term liabilities	4,296	3,975
Deferred tax liabilities	10,980	10,096

Total liabilities	328,267	327,772
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,483,859 and 13,462,356 issued and outstanding (including treasury shares)	13	13
Additional paid-in capital	170,119	169,699
Retained deficit	(112,127)	(123,254)
Accumulated other comprehensive loss, net of tax	(3,440)	(4,449)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholders’ equity	43,181	30,625
Non-controlling interest	6,961	7,266

Total stockholders’ equity	50,142	37,891

Total liabilities and stockholders’ equity	$378,409	$365,663

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Six months ended June 30,
	2009	2008
Operating activities
Net income	$11,127	$7,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,327	2,313
Amortization	3,854	4,173
Amortization of deferred financing costs	1,688	1,201
Provision for doubtful accounts	1,630	994
Deferred income taxes	1,526	(484)
Stock based compensation	62	1,163
Excess tax benefit upon exercise of stock options	(36)	(185)
Other	270	22
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable	(7,268)	(2,283)
Management fee receivable	355	(792)
Other receivables	(2,320)	(1,346)
Restricted cash	122	457
Reinsurance liability reserve	1,490	2,094
Prepaid expenses and other	1,840	(5,300)
Accounts payable and accrued expenses	1,224	3,667
Accrued transportation costs	(639)	(798)
Deferred revenue	1,741	(522)
Other long-term liabilities	81	51

Net cash provided by operating activities	19,074	11,567
Investing activities
Purchase of property and equipment, net	(1,957)	(2,075)
Acquisition of businesses, net of cash acquired	(277)	(537)
Acquisition earn out payments	—	(6,671)
Restricted cash for contract performance	(41)	2,536
Purchase of short-term investments, net	(122)	(45)
Collection of notes receivable	474	2,873

Net cash used in investing activities	(1,923)	(3,919)
Financing activities
Repurchase of common stock, for treasury	—	(55)
Proceeds from common stock issued pursuant to stock option exercise	16	469
Excess tax benefit upon exercise of stock options	36	185
Repayment of long-term debt	(7,143)	(4,325)
Debt financing costs	(791)	(89)
Capital lease payments	(51)	—

Net cash used in financing activities	(7,933)	(3,815)

Effect of exchange rate changes on cash	113	(141)

Net change in cash	9,331	3,692
Cash at beginning of period	29,364	35,379

Cash at end of period	$38,695	$39,071

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